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Exhibit 4.7

To the Securities Commission or similar regulatory authority in each of the provinces and territories of Canada

Dear Sirs/Mesdames:

Re: TransCanada Corporation (the "Corporation")

We refer to the short form base shelf prospectus of the above Corporation dated December 23, 2015 (the "Prospectus") relating to the offer and issue of up to $2,000,000,000 (or the equivalent in US dollars or other currencies) common shares, first preferred shares, second preferred shares and subscription receipts of the Corporation.

We consent to being named and to the use, through incorporation by reference in the above-mentioned Prospectus, of our report dated February 12, 2015 to the shareholders of the Corporation on the following consolidated financial statements:

  Consolidated balance sheets as at December 31, 2014 and December 31, 2013,

  Consolidated statements of income, cash flows, comprehensive income, and equity for each of the years in the three-year period ended December 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information.

We report that we have read the Prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements. We have complied with Canadian generally accepted standards for an auditor's consent to the use of a report of the auditor included in an offering document, which does not constitute an audit or review of the Prospectus as these terms are described in the CPA Canada Handbook — Assurance.

Yours very truly,

Chartered Professional Accountants

December 23, 2015
Calgary, Canada

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  Exhibit 4.7